EXHIBIT 99.2

Pumatech, Inc. announces completion of Spontaneous Technology, Inc. asset acquisition

SAN JOSE, CA (09/18/03) - Pumatech, Inc. (NASDAQ: PUMA), a leading provider of synchronization software and services, today announced the completion of the Company’s acquisition of substantially all of the assets of Spontaneous Technology, Inc. (SponTec) of Salt Lake City, Utah.

SponTec is a leading provider of secure, carrier-grade enterprise VPN solutions that extend existing corporate applications to any wireless device and operating system, including Microsoft (NT & Pocket PC), SUN (Solaris, Java, J2ME).

ABOUT PUMATECH

Pumatech, Inc. (NASDAQ: PUMA) provides organizations with a comprehensive suite of software products and services that synchronizes and distributes critical information throughout the enterprise. Organizations can choose to use Pumatech’s ready-made enterprise offerings, or they can leverage Pumatech’s professional services team to create custom solutions built upon Pumatech’s core enterprise platform. Pumatech’s customer and strategic partner base includes Global 2000 companies such as Microsoft, Oracle, PeopleSoft, America Online, Yahoo!, NTT DoCoMo, Eastman Kodak and IBM. The Company has headquarters in Silicon Valley and offices in Amsterdam, Munich, Tokyo and London. Pumatech offers more information on its products and services at www.pumatech.com.

The forward-looking statements above in this news release, including benefits from the product offerings and customer relationships, are based on current expectations and beliefs and are subject to numerous risks and uncertainties that could cause actual results to differ materially. Factors that could cause actual results to differ materially include risks associated with the successful integration of the Spontaneous Technology business and technologies, including management distraction during such integration, and the impact that the failure to successfully integrate could have on the realization of the anticipated benefits of the acquisition, the added complexities associated with integrating technologies acquired in multiple transactions, uncertainties related to the effect of continued weakness of general economic factors on the overall demand for our products and services, the timing of market adoption and movement toward data synchronization and integration solutions, market acceptance of wireless data services, margin erosion, market shrinkage, economic uncertainty related to terrorism and conflict in the Middle East and elsewhere in the world, market acceptance of the acquisition, the ability to leverage the acquisition to address synchronization challenges, timely introduction, availability and acceptance of new products, the impact of competitive products and pricing, consummation of binding agreements with prospective business partners, as well as additional risk factors, as discussed in the “Risk Factors” section of Pumatech’s Annual Report on Form 10-K for the year ended July 31, 2002 and Pumatech’s quarterly reports filed from time to time with the U.S. Securities and Exchange Commission. Pumatech disclaims any obligation to update any forward-looking statements as a result of developments occurring after the date of this press release.

Pumatech and the Pumatech logo are trademarks of Pumatech, Inc., that may be registered in certain jurisdictions. All other product and company names may be trademarks of their respective owners.